Exhibit 99.1

 99¢ ONLY STORES® REPORTS THIRD QUARTER FISCAL 2010 CONSOLIDATED DILUTED EARNINGS PER SHARE OF $0.35 VERSUS $0.18 IN THE THIRD QUARTER FISCAL 2009

•	Consolidated Diluted Earnings Per Share Increased over 94%, to $0.35

•	Consolidated Net Income Increased 96%, to $24.5 Million

•	Management Raises Guidance for Consolidated Income Before Taxes as a Percentage of Sales for Fiscal 2010 and Long Term Target for Fiscal 2012

CITY OF COMMERCE, California – February 3, 2010 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) announces its financial results for the third quarter ended December 26, 2009.

Highlights for Third Quarter Fiscal 2010 versus Third Quarter Fiscal 2009:

▪	Retail sales for the Company’s consolidated operations (including Texas) increased by 2.3% to $348.9 million and same-store sales increased 3.1%

▪	Consolidated gross margin increased by 240 basis points to 43.1% of sales

▪	Product cost decreased by 70 basis points to 54.9%

▪
Shrinkage decreased by 30 basis points on an ongoing basis and an additional 80 basis points due to an adjustment to inventory reserves based on an analysis conducted at the end of the quarter to a net 1.9%

▪	Consolidated operating expenses decreased to 30.4% of sales, including a 300 basis points reduction in expenses for ongoing operations

▪	Retail operating costs decreased 110 basis points to 21.9%

▪	Distribution and transportation costs decreased 80 basis points to 4.7%

▪	Corporate G&A costs decreased 60 basis points to 3.2%

▪	Consolidated Net Income (including Texas) increased by $12.0 million to $24.5 million, or $0.35 per diluted share, versus $12.5 million in the prior year, or $0.18 per diluted share

▪	Non-Texas Operating Income increased to $34.9 million from $20.6 million in the prior year

▪	Texas Operating Income improved to $3.7 million from a loss of $3.7 million in the prior year

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “We are pleased that our financial results for the third quarter of fiscal 2010 demonstrated significant progress.  The results from our long-term operational improvement initiatives have substantially exceeded our original goal set in February 2008.  We have surpassed our original goal for fiscal 2012 of reaching consolidated income before taxes of 4.7% of sales, and done so over two years ahead of schedule. We also refer to consolidated income before taxes as earnings before taxes, or EBT.  Over the four quarters ended December 26, 2009, we achieved 5.9% EBT, and we believe that we will achieve EBT of approximately 6.3% for the current fiscal year.  We have made significant improvements in our operating income in all regions, including Texas.  We believe that these strong results are a validation of the strength of our retail concept.  Based on our updated strategic and operational plans, we now believe that we can achieve approximately 7.5% EBT in fiscal 2012.  We look forward to further discussing our results and plans on today’s earnings release conference call.”

Consolidated Results (including Non-Texas and Texas operations)

Net consolidated sales for the third quarter of fiscal 2010 were $359.1 million, a 2.3% increase compared to net sales of $351.1 million for the third quarter of fiscal 2009.  Same-store sales for the third quarter of fiscal 2010 increased 3.1% versus the third quarter of fiscal 2009.

Consolidated gross profit for the fiscal 2010 third quarter was $154.9 million, compared to $142.8 million in the third quarter of the prior fiscal year.  The Company's consolidated gross profit margin was 43.1% in the fiscal 2010 third quarter versus 40.7% in the third quarter of the prior fiscal year.

Selling, general, and administrative expenses declined by $7.8 million to $109.3 million, or 30.4% of consolidated sales, in the fiscal 2010 third quarter versus $117.1 million, or 33.4% of sales, in the third quarter of the prior fiscal year.  Corporate G&A was reduced by $2.0 million for the quarter compared to the same quarter last year.

Consolidated operating income for the third quarter of fiscal 2010 was $38.6 million, compared to $16.9 million in the third quarter of fiscal 2009.  Operating income as a percentage of sales increased 590 basis points to 10.7% in the third quarter of fiscal 2010 versus 4.8% in the comparable period last year.

Net income for the third quarter of fiscal 2010 increased to $24.5 million, or $0.35 per diluted share, compared to net income of $12.5 million, or $0.18 per diluted share, for the third quarter of fiscal 2009.

During the third quarter of fiscal 2010, the Company opened two stores in California.  The Company currently operates 272 stores, with 203 stores in California, 32 in Texas, 25 in Arizona, and 12 in Nevada.  The Company plans to open three stores in March 2010, all in California.

Management Analysis of Texas and Non-Texas Operations

The Company reports the results of its Texas operations on a consolidated basis with its non-Texas operations in accordance with GAAP in its Quarterly Report on Form 10-Q for the third quarter of fiscal 2010.  In addition, in Table 1 at the end of this release, the Company is also providing a management analysis of its quarterly operating results for non-Texas and Texas operations and reconciliation to its GAAP consolidated results.  Due to the Company’s previously announced plan to exit the Texas market, and the rescission of that decision by the Company’s Board of Directors on August 4, 2009, the Company believes it is meaningful for investors to review an analysis of its results of operations separately for non-Texas and Texas operations in addition to its consolidated results while the cost structure of its non-Texas operations are still materially different from the cost structure of its overall financial results.  Its non-Texas operations comprise all of its operations in California, Arizona, and Nevada and generate approximately 91% of its retail sales revenue.  The analysis for Texas operations provided in Table 1 for the third quarter of both fiscal 2010 and fiscal 2009 includes only revenues and expenses incurred directly in the Texas operations, with no allocation of costs incurred in the California distribution centers or corporate offices; these unallocated, indirect costs are not material to non-Texas results but may be material to Texas results.  During the past fiscal year, Texas stores were operated under unusual conditions, with 11 stores closed during the first quarter of fiscal 2010 and one store closed in the second quarter of fiscal 2010, and thus the comparison of quarterly results to the prior fiscal year is not indicative of future comparisons for the ongoing operation of the 32 stores that currently remain open.  The non-GAAP financial measures in Table 1 should be viewed in addition to, and not as an alternative to, the Company’s consolidated financial statements prepared in accordance with GAAP.

Third Quarter Management Analysis of Non-Texas Operations

Highlights for Third Quarter Fiscal 2010 versus Third Quarter Fiscal 2009:

▪	Retail sales in the Company’s non-Texas retail operations increased by 4.0% to $319.6 million and same-store sales increased 1.8%

▪	Non-Texas gross margin increased by 210 basis points to 43.1% of sales

▪	Product cost decreased 70 basis points to 54.9%

▪	Shrinkage decreased 60 basis points to 2.2%

▪	Non-Texas operating expenses decreased 190 basis points to 30.5% of sales

▪	Retail operating costs decreased 50 basis points

▪	Distribution and transportation costs decreased 80 basis points

▪	Corporate G&A costs decreased 70 basis points

▪	Non-Texas operating income increased to $34.9 million, or 10.6% of sales, from $20.6 million, an increase in operating income of $14.3 million.

Gross profit for the Company’s non-Texas operations was $141.4 million in the third quarter of fiscal 2010, compared to $129.6 million in the third quarter of fiscal 2009.  This equates to a gross profit margin of 43.1% for the third quarter of fiscal 2010, a 210 basis points improvement from a gross profit margin of 41.0% in the comparable period last year.  This improvement primarily reflects a 70 basis points improvement in merchandise purchase cost, and a decrease of 60 basis points in shrinkage.  The Company believes that the improvement in gross margin is also due to a favorable product mix, and to new buying and merchandising initiatives that are focused on increasing sales of higher margin items.

Non-Texas operating expenses were $100.2 million, or 30.5% of sales, in the third quarter of fiscal 2010 versus $102.3 million, or 32.4% of sales, in the third quarter of the prior fiscal year.  The Company’s improved operating expense ratio is a result of across-the-board decreases in the components of operating expense.  This is a key objective in the Company’s long-term profit improvement plan.

A primary driver of this improvement is lower payroll-related expenses as a result of improvement in labor productivity and improved cost control methods resulting in lower utilities and supplies costs. Additionally, the Company’s distribution and transportation costs improved due to labor efficiencies, improved processing methods, lower fuel costs and improved trailer space utilization.  Further, corporate G&A costs were reduced due to the implementation of cost control measures and lower consulting and professional fees.

Non-Texas operating income for the third quarter of fiscal 2010 was $34.9 million, an operating margin of 10.6% of sales, compared to operating income of $20.6 million and an operating margin of 6.5% of sales in the third quarter of fiscal 2009.  This represents an operating margin improvement of 410 basis points.

Third Quarter Analysis of Texas Operations

Retail sales for the Company’s Texas operations were $29.3 million in the third quarter of fiscal 2010, a 13.1% decrease from retail sales of $33.7 million in the comparable period last year, due to the effect of 17 Texas stores being closed, 12 of which were closed during the first two quarters of fiscal 2010.    These closed stores had approximately $10.1 million in sales during the third quarter of fiscal 2009.  Same-store sales in Texas operations increased by 19.6% in the third quarter of fiscal 2010.  The Company currently operates 32 Texas stores compared to 47 stores in the same quarter last year.

Gross profit for the Company’s Texas operations was $13.5 million, or 43.7% of sales, in the third quarter of fiscal 2010, compared to $13.2 million, or 37.6% of sales, in the third quarter of fiscal 2009.  This 610 basis points increase primarily reflects a reduction in shrink reserves of $1.4 million (450 basis points) for Texas based on a shrink analysis performed at the end of the third quarter of fiscal 2010.  This represents a decrease of 170 basis points in ongoing shrinkage, which is partially offset by an increase in merchandise purchase cost and a decrease in other costs of goods sold, including freight rates, compared to the prior year.  The Company believes the closing of certain Texas stores over the past year and the anticipation and subsequent announcement of the Texas market exit plan in September 2008 contributed to an unusually high level of shrinkage of 5.2% of sales in the third quarter of fiscal 2009.

Texas operating expenses were $9.2 million, or 29.7% of sales, in the third quarter of fiscal 2010, versus $14.8 million, or 42.0% of sales, in the third quarter of the prior year.  Texas SG&A costs for the third quarter of fiscal 2009 included severance expense of approximately $1.4 million (400 basis points) related to the Company’s September 2008 decision to exit the Texas market.  Depreciation has been substantially reduced due to the permanent impairment of certain Texas assets in fiscal 2009 and fiscal 2010.

Texas third quarter fiscal 2010 operating income was $3.7 million, compared to a $3.7 million loss for the third quarter of fiscal 2009. The Company eliminated the costs and losses from 17 stores that were closed starting from the fourth quarter of fiscal 2009 through the third quarter of fiscal 2010.  Excluding approximately $1.4 million of shrinkage adjustment during the third quarter of fiscal 2010, the operating income in Texas was $2.3 million.  Excluding approximately $1.4 million in severance expenses during last year’s third quarter, the operating loss in Texas was $2.3 million for the third quarter of fiscal 2009.

CASH AND LIQUIDITY

As of the end of the third quarter, the Company held $187.0 million in cash and short and long-term marketable securities, and had no debt.

SHARE REPURCHASE PROGRAM

During the third quarter, the Company did not repurchase any shares of its common stock.  At the end of the third quarter of fiscal 2010, the Company had approximately $17.1 million available for potential future repurchases under its $30 million share repurchase program originally authorized in fiscal 2009.

OUTLOOK

For the fourth quarter of fiscal 2010, the Company expects positive same-store sales in the low single digits.  The Company has achieved a 5.9% EBT over the four quarters ended December 26, 2009, and we believe that we will achieve EBT of approximately 4.9% for the fourth quarter of fiscal 2010 and EBT of approximately 6.3% for the current fiscal year.

PROFIT IMPROVEMENT PLAN UPDATE

The key initiatives of our profit improvement plan originally announced in February 2008 have demonstrated greater potential than we had anticipated.  As mentioned previously, the Company has surpassed its original goal of 4.7% EBT in fiscal 2012.  Based on our updated strategic and operational plans, we now believe that we can achieve 7.5% EBT in fiscal 2012.

The primary initiatives of our profit improvement plan which we are continuing to pursue over the next two years are:

•
Offsetting potential pressure on our purchasing costs and inbound freight costs by managing our merchandise mix and package sizes, increasing direct imports, and controlling shrinkage to maintain our gross margin;

•
Offsetting increases in our distribution and transportation costs by improving our distribution network, gaining efficiencies by increasing our capacity, and increasing our transportation equipment utilization;

•	Reducing our retail operating costs through labor productivity improvements and improved support systems for managing controllable costs;
•
Reducing occupancy cost in the softening commercial real estate market through potential landlord concessions during lease renewal negotiations and reallocation of our capital to opportunistically purchase some of our leased stores;

•	Reducing our corporate G&A as a percentage of sales through leveraging sales growth, tight cost control, and the automation of administrative processes; and
•
The continued development and implementation of integrated information systems in order to improve our store in-stock positions, especially for higher margin items, and support the other operational improvements mentioned above.

During the period through the end of fiscal 2012, while we focus on continuing to improve our margins, we will continue to target a controlled expansion with:
•	low single digit same-store sales, and
•	new store unit growth of at least 5% per year.

Based on our controlled expansion plans during this period, we expect to allocate our capital dynamically, subject to favorable market conditions and other factors, to several areas including:
•	purchasing certain leased stores,
•	purchasing certain new store locations and opening certain new leased stores, and
•	new investments in information technology and other operational capital programs.

In addition, we will consider purchasing distribution locations and further repurchases of Company stock, depending on favorable market conditions and other factors.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss our fiscal 2010 third quarter and the other matters described in this release is scheduled for today, Wednesday, February 3, 2010 at 1:30 p.m. Pacific Time.  Investors interested in participating in the live call can dial (866) 900-3561 from the U.S.A. and international callers can dial (816) 249-4306.  Please phone in approximately 9 minutes before the call is scheduled to begin and hold for an InterCall operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ third quarter fiscal 2010 earnings release conference call, and be prepared to provide the operator with your name, company name, and position if requested.  A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, February 17, 2010, by dialing (800) 642-1687 from the United States, or (706) 645-9291 from international locations, and entering confirmation code 53952380.

A copy of this earnings release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 26, 2009	March 28, 2009
	(Unaudited)
ASSETS
Current Assets:
Cash	$23,255	$21,930
Short-term investments	147,542	93,049
Accounts receivable, net of allowance for doubtful accounts of $406 and $44 at December 26, 2009 and March 28, 2009, respectively	2,115	2,490
Income taxes receivable	1,431	1,161
Deferred income taxes	32,861	32,861
Inventories, net	177,853	151,928
Assets held for sale	7,587	7,753
Other	3,977	4,038
Total current assets	396,621	315,210
Property and equipment, net	274,917	271,286
Long-term deferred income taxes	32,946	35,685
Long-term investments in marketable securities	16,162	26,351
Deposits and other assets	15,086	14,341
Total assets	$735,732	$662,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$48,092	$36,009
Payroll and payroll-related	14,694	13,731
Sales tax	7,911	5,334
Other accrued expenses	25,067	23,342
Workers’ compensation	47,098	44,364
Current portion of capital lease obligation	69	65
Total current liabilities	142,931	122,845
Deferred rent	9,007	10,318
Deferred compensation liability	4,085	2,995
Capital lease obligation, net of current portion	467	519
Other liabilities	1,866	2,339
Total liabilities	158,356	139,016

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value – authorized, 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, no par value – authorized, 200,000,000 shares; issued and outstanding, 69,028,825 shares at December 26, 2009 and 68,407,486 shares at March 28, 2009	240,176	231,867
Retained earnings	337,674	294,081
Other comprehensive loss	(474)	(2,091)
Total shareholders’ equity	577,376	523,857
Total liabilities and shareholders’ equity	$735,732	$662,873

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	For the Third Quarter Ended		For the Three Quarters Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Net Sales:
99¢ Only Stores	$348,902	$340,988	$985,568	$943,105
Bargain Wholesale	10,217	10,093	30,348	30,676
Total sales	359,119	351,081	1,015,916	973,781

Cost of sales (excluding depreciation and amortization expense shown separately below)	204,218	208,248	597,843	591,385
Gross profit	154,901	142,833	418,073	382,396
Selling, general and administrative expenses:
Operating expenses	109,317	117,109	328,301	353,010
Depreciation and amortization	6,985	8,835	20,803	26,236
Total selling, general and administrative expenses	116,302	125,944	349,104	379,246
Operating income	38,599	16,889	68,969	3,150

Other (income) expense:
Interest income	(244)	(835)	(855)	(3,067)
Interest expense	32	370	207	778
Other-than-temporary investment impairment due to credit losses	—	—	843	—
Other	—	227	(18)	1,582
Total other (income) expense, net	(212)	(238)	177	(707)
Income before provision for income taxes and income attributed to noncontrolling interest	38,811	17,127	68,792	3,857
Provision for income taxes	14,326	4,674	25,199	972
Net income including noncontrolling interest	24,485	12,453	43,593	2,885
Net income attributable to noncontrolling interest	—	—	—	(1,357)
Net income attributable to 99¢ Only Stores	$24,485	$12,453	$43,593	$1,528

Earnings per common share attributed to 99¢ Only Stores:
Basic	$0.36	$0.18	$0.64	$0.02
Diluted	$0.35	$0.18	$0.63	$0.02

Weighted average number of common shares outstanding:
Basic	68,788	69,985	68,596	70,021
Diluted	69,728	70,177	69,266	70,084

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	For the Three Quarters Ended
	December 26, 2009	December 27, 2008
Cash flows from operating activities:
Net income including noncontrolling interest	$43,593	$2,885
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,803	26,236
(Gain) loss on disposal of fixed assets	(605)	341
Gain on sale of partnership asset	—	(760)
Long-lived asset impairment	431	10,355
Investments impairment	843	1,677
Excess tax (benefit) deficiency from share-based payment arrangements	(933)	7
Deferred income taxes	1,077	(1,133)
Stock-based compensation expense	5,652	2,488
Changes in assets and liabilities associated with operating activities:
Accounts receivable	375	189
Inventories	(25,266)	(36,981)
Deposits and other assets	103	788
Accounts payable	11,506	22,259
Accrued expenses	6,797	9,894
Accrued workers’ compensation	2,734	78
Income taxes	(270)	(133)
Deferred rent	(1,311)	(448)
Other long-term liabilities	(474)	—
Net cash provided by operating activities	65,055	37,742

Cash flows from investing activities:
Purchases of property and equipment	(24,410)	(26,797)
Proceeds from sale of fixed assets	905	257
Purchases of investments	(64,032)	(50,158)
Sales of investments	21,213	48,483
Proceeds from sale of partnership asset	—	2,218
Acquisition of partnership assets	—	(4,566)
Net cash used in investing activities	(66,324)	(30,563)

Cash flows from financing activities:
Repurchases of common stock	—	(901)
Repurchases of common stock related to issuance of Performance Stock Units	(1,761)	—
Acquisition of noncontrolling interest of a partnership	(275)	—
Payments of capital lease obligation	(48)	(45)
Proceeds from exercise of stock options	3,745	54
Excess tax benefit (deficiency) from share-based payment arrangements	933	(7)
Net cash provided by (used in) financing activities	2,594	(899)

Net increase in cash	1,325	6,280
Cash and cash equivalents - beginning of period	21,930	9,462
Cash and cash equivalents - end of period	$23,255	$15,742

99¢ ONLY STORES
Third Quarter Fiscal 2010 Unaudited Management Analysis of Non-Texas and Texas Operations and Reconciliation to GAAP Statements
TABLE 1

Description	Non-Texas		Non-Texas		Texas		Texas		Consolidated		Consolidated
	Q3		Q3		Q3		Q3		Q3		Q3
($ millions) (3)	FY2010	% Sales	FY2009	% Sales	FY2010	% Sales	FY2009	% Sales	FY2010	% Sales	FY2009	% Sales
Revenues
Retail	$319.6	97.4%	$307.3	97.3%	$29.3	94.8%	$33.7	96.0%	$348.9	97.2%	$341.0	97.1%
Bargain Wholesale	$8.6	2.6%	$8.7	2.7%	$1.6	5.2%	$1.4	4.0%	$10.2	2.8%	$10.1	2.9%
Total	$328.2	100.0%	$315.9	100.0%	$30.9	100.0%	$35.1	100.0%	$359.1	100.0%	$351.1	100.0%

Cost of Goods Sold
Purchase Cost	$180.1	54.9%	$175.8	55.6%	$17.1	55.5%	$19.4	55.1%	$197.2	54.9%	$195.2	55.6%
Shrinkage (1)	$7.1	2.2%	$8.7	2.8%	$(0.3)	(1.0%)	$1.8	5.2%	$6.8	1.9%	$10.6	3.0%
Other	$(0.3)	(0.1%)	$1.8	0.6%	$0.6	1.8%	$0.8	2.2%	$0.2	0.1%	$2.5	0.7%
Total Cost of Goods Sold	$186.8	56.9%	$186.3	59.0%	$17.4	56.3%	$21.9	62.4%	$204.2	56.9%	$208.2	59.3%

Gross Margin	$141.4	43.1%	$129.6	41.0%	$13.5	43.7%	$13.2	37.6%	$154.9	43.1%	$142.8	40.7%

Selling, General and Administrative Expenses
Retail Operating	$71.6	21.8%	$70.4	22.3%	$7.2	23.4%	$10.2	29.0%	$78.8	21.9%	$80.6	23.0%
Distribution and Transportation	$15.1	4.6%	$17.1	5.4%	$1.8	5.8%	$2.4	6.7%	$16.9	4.7%	$19.4	5.5%
Corporate G&A	$11.3	3.4%	$12.8	4.1%	$0.2	0.8%	$0.7	2.0%	$11.5	3.2%	$13.5	3.8%
Other (incl. Stock-comp) (2)	$2.2	0.7%	$2.1	0.7%	$(0.1)	(0.3%)	$1.5	4.3%	$2.1	0.5%	$3.6	1.0%
Operating Expenses	$100.2	30.5%	$102.3	32.4%	$9.2	29.7%	$14.8	42.0%	$109.3	30.4%	$117.1	33.4%
Depreciation & Amortization	$6.3	1.9%	$6.6	2.1%	$0.6	2.1%	$2.2	6.2%	$7.0	1.9%	$8.8	2.5%
Total Operating Expenses	$106.5	32.4%	$109.0	34.5%	$9.8	31.8%	$16.9	48.2%	$116.3	32.4%	$125.9	35.9%

Operating income (loss)	$34.9	10.6%	$20.6	6.5%	$3.7	11.9%	$(3.7)	(10.6%)	$38.6	10.7%	$16.9	4.8%

Other (Income) Expense									$(0.2)	(0.1%)	$(0.2)	(0.1%)

Income before provision for income taxes and income attributed to noncontrolling interest									$38.8	10.8%	$17.1	4.9%

Provision for Income Taxes									$14.3	4.0%	$4.7	1.3%
Net income including noncontrolling interest									$24.5	6.8%	$12.5	3.5%

Net income attributable to noncontrolling interest									$0.0	0.0%	$0.0	0.0%
Net income attributable to 99¢ Only Stores									$24.5	6.8%	$12.5	3.5%

EPS attributed to 99¢ Only Stores
Basic									$0.36		$0.18
Diluted									$0.35		$0.18
Shares Outstanding
Basic									68,788		69,985
Diluted									69,728		70,177

(1)	Shrinkage includes scrap, shrink and excess and obsolete inventory.
(2)	Other SG&A includes Stock-based compensation and SG&A for the Bargain Wholesale division. Texas Q3 FY 09 also includes a severance expense of $1.4 million.
(3)	Dollar amounts and percentages may not add up due to rounding.

*	*	*	*	*

Founded over 25 years ago, 99¢ Only Stores® operates 272 extreme value retail stores with 203 in California, 32 in Texas, 25 in Arizona and 12 in Nevada. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods. The Company’s New York Stock Exchange symbol is NDN.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe," “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, including new store openings, the results of the Company’s operational and other improvements, including pursuant to the Company’s profit improvement plan, the results of operations for the current quarter and current and future fiscal years, and potential uses of capital. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed herein and in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available at www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293